Exhibit 99.1

INTERVAL LEISURE GROUP AND CLC WORLD RESORTS & HOTELS

PARTNER IN EUROPEAN RESORT MANAGEMENT JOINT VENTURE

Miami, Florida, and London, England, August 5, 2013 — Interval Leisure Group (“ILG”) (Nasdaq: IILG) and CLC World Resorts & Hotels (“CLC World”)  have entered into a definitive agreement to establish a joint venture resort management company that will be based in the United Kingdom. The new entity, VRI Europe Limited, will acquire CLC World’s European shared ownership management business for approximately £56 million (US$85.6 million) and equity, which will result in a 75.5 percent ownership stake for ILG.

“This joint venture is consistent with ILG’s strategy to be a leader in management services to the global, non-traditional hospitality market,” said Craig M. Nash, ILG’s chairman, president, and chief executive officer. “The creation of VRI Europe provides a tremendous opportunity to expand our footprint in the shared ownership management space and collaborate with one of Europe’s most successful resort developers.”

Roy Peires, Founder and Chairman, CLC World Resorts & Hotels, said “Partnering with ILG in this exciting venture will strengthen our expansion strategy as we continue adding to our resorts’ portfolio worldwide, enabling us also to offer our products and expertise to an even wider spectrum of clients. Our ability to create products in tune with lifestyle changes and prevailing holiday preferences, without compromising the CLC World quality experience, propels the company forward in its quest to build better holidays for current and future generations to enjoy.”

VRI Europe will manage 21 resorts with more than 1,500 units in the U.K., Spain, France, and Portugal. The closing is expected to take place in the fall, subject to the satisfaction of customary conditions and regulatory requirements.

About CLC World Resorts & Hotels

CLC World Resorts & Hotels designs, develops and manages exceptional resorts worldwide offering a wide range of holiday based products and freehold property options. In business for three decades it has more than 50,000 members and a current portfolio of 32 resorts, located in Florida, USA; Cornwall, Scotland and four marinas in the UK; the Costa del Sol and Tenerife in Spain; Salzburg, Austria; Kusadasi and Bozbuk Bay in Turkey and the Gold Coast of Australia.

Its resorts are multi-award winning in areas of hospitality, dining and green initiatives, and are notable for their outstanding leisure facilities and honed customer services. With its long established reputation as one of Europe’s most dynamic and diverse holiday companies, CLC World continues to grow by building and acquiring new resorts and by developing innovative new product that matches the needs expressed by its owners and members while reflecting the latest holiday taking trends. www.clcworld.com

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has more than 3,500 employees worldwide. The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval Network of nearly 2,800 resorts in more than 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks. ILG’s Management and Rental segment includes Aston Hotels & Resorts, Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travellers and owners at more than 200 vacation properties, resorts and club locations throughout North America. More information about the Company is available at www.iilg.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our strategy, the completion of the proposed transactions, our and the joint venture’s future financial performance, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons discussed in our filings with the SEC as well as the occurrence of any event, change or circumstance that could give rise to the termination of the business transfer agreement (including the failure to satisfy conditions to completion) and the future performance of the joint venture entity.  Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

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Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@intervalintl.com

305-925-7267